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                                                                 EXHIBIT 10.37

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the first day of September, 1996, by and among Foster Health Care Group, Inc., a Missouri corporation ("Employer"), JOHN D. FOSTER, an individual ("Employee"), and Balanced Care Corporation, a Delaware corporation ("BCC").

         WITNESSETH:

         WHEREAS, pursuant to that certain Stock Purchase Agreement dated July 26, 1996 (the "Stock Purchase Agreement"), between Hawthorn Health Properties, Inc. ("Hawthorn"), as buyer, and Seller (as defined in the Stock Purchase Agreement), Hawthorn is the owner of the Companies (as defined in the Stock Purchase Agreement); and

         WHEREAS, Employee, certain other related sellers, BCC, National Care Centers of Republic, Inc., and BCC at Republic Park Care Center, Inc., have entered into a Merger Agreement (the "Republic Merger Agreement") dated as of July 26, 1996; and

         WHEREAS, Employee, certain other related sellers, BCC, National Care Centers of Nevada, Inc., and BCC at Nevada Park Care Center, Inc., have entered into a Merger Agreement (the "Nevada Merger Agreement") dated as of July 26, 1996; and

         WHEREAS, the Republic Merger Agreement and Nevada Merger Agreement are sometimes referred to below as the "Merger Agreements"; and

         WHEREAS, it is a condition precedent to the closing under the Stock Purchase Agreement and Merger Agreements that Employee enter into this Employment Agreement and the parties wish to satisfy that condition; and

         WHEREAS, pursuant to those certain Management Agreements of even date herewith (collectively, the "Management Agreements") executed by and between Employer and each of certain subsidiaries of BCC (the "BCC Subsidiaries"), Employer has agreed to provide certain management services to the BCC Subsidiaries for the management of the businesses previously operated by the Combined Companies (as defined in the Stock Purchase Agreement); and

         WHEREAS, in accordance with the Management Agreements, Employer desires to retain the services and employment of Employee for itself throughout the term of this Agreement, and Employee is willing to be employed by Employer on a full-time basis for such period, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


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         1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment by Employer, subject to the terms and conditions hereinafter set forth.

         2. CAPACITY. Employee shall serve in the capacity of President of Employer.

         3. DUTIES. During the term of this Agreement, Employee shall devote his/her full attention and best efforts to the performance of the duties set forth on Exhibit A attached hereto and incorporated herein by reference, together with any other duties that may be specified by the Board of Directors of Employer. In addition, Employee shall serve as an officer of Employer and as a member of the Board of Directors of Employer without, in either case, additional compensation.

         4. TERM OF EMPLOYMENT. Unless earlier terminated as hereinafter provided, this Agreement shall have an initial term of three years, commencing on the date hereof. Unless Employer or Employee has given the other party written notice of its intention not to renew this Agreement at least 180 calendar days prior to the end of the then existing term, this Agreement shall be automatically renewed for successive two-year terms.

         5. RELOCATION. During the term of this Agreement, Employer shall not require Employee to relocate outside an area defined as any location within 15 miles of Springfield, Missouri, without Employee's prior written consent.

         6. TERMINATION.

            (a)   BY EMPLOYEE.

                  (i) WITHOUT CAUSE. Employee shall have the option to terminate his/her employment under this Agreement effective upon 180 calendar days of the giving of written notice to Employer without cause.

                  (ii) TERMINATION FOR EMPLOYER CAUSE. The employment of Employee under this Agreement may be terminated at the option of Employee for "Employer Cause" as defined below effective within 30 calendar days of giving written notice to Employer. For purposes of this Agreement, the term "Employer Cause" shall mean (A) an event in which Employer or BCC shall consolidate with or merge into any other entity or transfer substantially all of its assets, but, in either case if, and only if, such consolidation, merger or transfer results in the elimination of Employee's position, a material decrease in Employee's compensation or duties hereunder, or if the successor in interest to Employer and BCC shall fail or refuse to assume in writing the obligations of Employer and BCC hereunder within ten days following such consolidation, merger, or transfer, (B) Employer or BCC shall make a substantial change in Employee's duties as specifically described on Exhibit A, and Employee shall not give his/her written consent to such change, (C) Employer's or BCC's material failure to perform Employer's or BCC's obligations hereunder (other than payment of any amount of money), which failure continues and remains uncured for 60 consecutive calendar days after Employee gives written notice of such failure to Employer or BCC, (D) a material breach or failure to perform by Hawthorn or BCC under the Stock Purchase Agreement or any Other Agreement (as defined in


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the Stock Purchase Agreement) to which Hawthorn or BCC is a party, (E) the location of Employee's place of employment shall be moved outside the area described in Section 5 above without Employee's prior written consent, (F) Employer or BCC shall require that Employee take any action which amounts to a violation of applicable law, rule, or regulation, or (G) Employer or BCC shall fail to pay any amount which is due under this Agreement and such failure shall continue for a period of thirty calendar days after notice from Employee to Employer or BCC.

            (b)   BY EMPLOYER.

                  (i) DEATH. The employment of Employee under this Agreement shall immediately terminate upon Employee's death.

                  (ii) DISABILITY. In the event that Employee, in the reasonable opinion of the Board of Directors of Employer acting in the best interest of Employer, is for any reason unable with reasonable accommodation from the Employer to perform the duties to be performed by Employee hereunder for a period of 120 consecutive calendar days, the Board of Directors of Employer shall have the option to terminate the employment of Employee under this Agreement effective upon the giving of written notice to Employee at any time following the expiration of the 120 consecutive calendar day period.

                  (iii) WITHOUT CAUSE. In the reasonable opinion of the Board of Directors of Employer acting in the best interest of Employer, the Board of Directors shall have the option to terminate the employment of Employee under this Agreement effective upon 90 calendar days of the giving of written notice to Employee without cause.

                  (iv) TERMINATION FOR EMPLOYEE CAUSE. The employment of Employee under this Agreement may be terminated immediately by Employer for "Employee Cause." For purposes of this Agreement, the term "Employee Cause" shall mean (A) Employee's material breach of Employee's fiduciary duty to Employer, its subsidiaries or affiliates, and if such breach is of such a nature that it can be cured, such failure continues and remains uncured for 60 consecutive calendar days after the Board of Directors of Employer gives written notice of such failure to Employee, (B) Employee's material failure to perform Employee's duties hereunder, which failure continues and remains uncured for 60 consecutive calendar days after the Board of Directors of Employer gives written notice of such failure to Employee, (C) Employee's conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude or a crime providing for a term of imprisonment for seven days or more, (D) Employee's gross misconduct that results in a material adverse effect on Employer or BCC, or any of their respective subsidiaries or affiliates, financially or otherwise, or (E) Employee's material breach or failure to perform under the Stock Purchase Agreement or any Other Agreement (as defined in the Stock Purchase Agreement) to which Employee is a party, including but not limited to the Covenant Not to Compete.

         7. EFFECTS OF TERMINATION. Except as may otherwise be provided in
Section 8(b):

            (a) SECTIONS 6(a)(i), (b)(i) AND (b)(iv). If the employment of Employee is terminated pursuant to Section 6(a)(i), Section 6(b)(i) or Section 6(b)(iv), Employee shall be


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entitled to receive compensation, payable at the same intervals at which compensation was previously paid, and benefits due under this Agreement up through the date of termination.

            (b) SECTION 6(b)(ii). If the employment of Employee is terminated pursuant to Section 6(b)(ii), Employee shall be entitled to receive compensation and benefits due under this Agreement for a period of 12 months following the date of termination.

            (c) SECTION 6(a)(ii) OR 6(b)(iii). If the employment of Employee is terminated pursuant to Section 6(a)(ii) or 6(b)(iii), Employee shall be entitled to compensation and benefits for a period equal to the remainder of the current term of this Agreement.

            (d) SECTION 6(a)(ii), 6(b)(ii), OR 6(b)(iii). Any payment of compensation following termination of this Agreement pursuant to Section 6(a)(ii), 6(b)(ii), or 6(b)(iii) shall be payable in twelve equal monthly installments following the date of termination in accordance with such section.

         8. COMPENSATION.

            (a) CASH. During the term of this Agreement or any renewal thereof, as compensation for services to Employer, Employer shall pay to Employee a base salary of $110,000 per year in semimonthly installments. The Board of Directors of Employer may, in its sole and absolute discretion and from time to time, increase the base salary to be paid to Employee as provided in this Section 8(a), or provide additional compensation to Employee, in addition to an annual bonus as more specifically set forth in Section 8(b) hereof. Any such increases in the base salary of Employee and any such additional compensation (other than an annual bonus which shall be paid pursuant to the terms of Section 8(b) below) shall be based equally upon (i) the performance of Employee and (ii) the performance of the Combined Companies (as defined in Stock Purchase Agreement).

            (b) ANNUAL BONUS. During the term of this Agreement or any renewal thereof, Employee shall be entitled to receive an annual bonus during the term of Employee's employment in an amount up to 40% of Employee's base salary as provided in Section 8(a). The term "NOI" means annualized net income of the BCC Subsidiaries before provision for income taxes plus (i) debt service and interest expense, (ii) depreciation and amortization, and (iii) rental and lease expense, except the annual rent related to the facility operated by Dixon Management, Inc. The term "NOI" is further defined to exclude any intercompany fees or charges, corporate overhead charges, management fees, home office fees or similar charges which may be paid or incurred by any of the BCC Subsidiaries to BCC. The term "Ancillary Revenue" means annualized revenue of the Combined Companies for therapy services, medical supplies, and Medicare Part B therapy billing. The first bonus shall be for the ten-month period ending on June 30, 1997. The first bonus shall be calculated based on (i) annualized NOI for such period in the amount shown below and (ii) annualized Ancillary Revenue during such period compared to Ancillary Revenue for the Combined Companies for the last full fiscal year of each of the Combined Companies ended before the Closing Date (as defined in the Stock Purchase Agreement). The bonus for the period ending June 30, 1997, shall be calculated as follows:


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
                Bonus
                Amount                    Criteria
                ------                    --------
                   15%                 $ 6,000,000 NOI
                    5%                   6,200,000 NOI
                    5%                   6,450,000 NOI
                   15%                 10% increase in Ancillary Revenue

The annual bonus pursuant to this Section 8(b) for later fiscal years shall be calculated based upon criteria similar to those set out above. The parties agree to negotiate in good faith to establish definitive criteria for bonuses for subsequent years not later than thirty days in advance of the end of each fiscal year. Such annual bonus shall be paid not later than ten days after BCC shall receive the annual audited consolidated and consolidating financial statements of BCC and its consolidated subsidiaries. If this Agreement is terminated other than at the end of a fiscal year, Employee's annual bonus for the year of termination shall be calculated and paid in the normal manner but pro-rated based upon the number of days in such year prior to termination; provided, however, that if Employee is terminated pursuant to Section 6(b)(iv) hereof, no annual bonus shall be paid for the year of termination. BCC shall pay (or cause to be paid) all bonuses payable to Employee hereunder from funds provided by BCC.

            (c) VACATION. Employee shall receive four weeks of vacation per year in accordance with the terms and conditions of Employer's vacation policy. Any time spent by Employee at professional meetings, instructional classes and other similar meetings so as to better enable Employee to perform professional services in the employ of Employer shall not be considered vacation time.

            (d) FRINGE BENEFITS.

               (i) FROM EMPLOYER. Employee shall be entitled to receive the fringe benefits as set forth on Exhibit B attached hereto and incorporated herein by reference. During the term of this Agreement, Employer will not increase said benefits without the prior consent of BCC, which consent shall not be unreasonably withheld.

               (ii) FROM BCC. Upon assignment of this Agreement to BCC or another party pursuant to Section 13, Employee shall receive the customary fringe benefits provided to BCC's other officers and employees, which are appropriate for an employee or officer holding a position similar to Employee's. Employee acknowledges and agrees that upon assignment, the benefits received by Employee as set forth on Exhibit B may be modified; provided, however, BCC will use its reasonable efforts to prevent said benefits from being materially diminished to the extent permitted under BCC's existing benefit plans and policies and further provided that in no event shall the health or dental insurance provided by BCC not meet the following criteria:

                       (1) Coverage shall be provided for Employee and Employee's family without cost to Employee.


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                       (2) Neither Employee nor any member of Employee's family
shall be required to undergo a physical examination in order to be qualified for coverage under the health insurance plan.

                       (3) The health insurance plan shall not include any exclusion for health conditions which existed at the time Employee and/or the family members of Employee shall become qualified for participation in the health insurance plan.

            (e) BCC STOCK OPTION PLAN. During the term of this Agreement and following assignment pursuant to Section 13, Employee shall be entitled to participate in BCC's stock option plan and to be considered for grants thereunder upon the same terms and conditions as BCC's other officers and employees holding an office or position similar to Employee's office.

            (f) EXPENSES. During the term of this Agreement, Employee shall be entitled to reimbursement of his/her reasonable travel and entertainment expenses provided to BCC's or Employer's other officers and employees, which are appropriate to an employee or officer holding a position similar to Employee's. During the term of this Agreement both prior to and after the assignment pursuant to Section 13, BCC agrees to pay travel expenses incurred by Employee in order to travel to the office of BCC or any other location outside the State of Missouri to which BCC may request that Employee travel.

            (g) COMPANY-PROVIDED AUTOMOBILE. During the term of this Agreement, Employee shall be entitled to either (i) the personal use of the same automobile which he/she operated prior to the date hereof (which includes fuel, insurance, and maintenance) at no cost or (ii) a monthly car allowance of not less than $750.00. Following assignment of this Agreement to BCC pursuant to
Section 13, Employee shall receive such monthly car allowance.

         9. DISCLOSURE OF INFORMATION. Employee recognizes and acknowledges that Employer, BCC and their respective subsidiaries and affiliates' trade secrets and customer lists (including names, addresses and telephone numbers), as they exist from time to time, and nonpublic information concerning services, procedures, methods of operation, methods of delivery, ideas, trade secrets, pricing and financial information (the "Proprietary Information") are valuable, special and unique assets of Employer, BCC and their respective subsidiaries and affiliates, access to and knowledge of which may be essential to the performance of Employee's duties hereunder. In light of the highly competitive nature of the industry in which Employer, BCC and their respective subsidiaries and affiliates conduct their businesses, Employee further agrees, except as otherwise provided in Section 10 below, that all Proprietary Information heretofore or in the future obtained by Employee as a result of Employee's association with Employer and/or BCC shall be considered confidential. In recognition of this fact, Employee agrees, except as otherwise provided in
Section 10 below, that, so long as the Proprietary Information does not otherwise become publicly available, Employee will not, during and after the term of Employee's employment, disclose any of such Proprietary Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, directly or indirectly, except in connection with the furtherance of the business of Employer, and Employee will not make use of any Proprietary Information for Employee's own purposes or for the benefit


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of any other person or entity (except Employer, BCC and their respective subsidiaries and affiliates) under any circumstances. Employee further agrees, except as otherwise provided in Section 10 below, that on termination of Employee's employment, Employee shall turn over to Employer and/or BCC, as appropriate, all documents, papers, records, files, computer discs, drawings, sketches, plans, specifications, manuals, models, equipment, machines, devices, computer data or other written or graphic material which contain or are derived from Proprietary Information. Employee agrees that Employee shall have no proprietary interest in any work product used or developed by Employee and arising out of Employee's employment with Employer, except as otherwise provided below. The provisions contained in this Section 9 apply to information of Employer, BCC and their respective subsidiaries and affiliates, which information is analogous to the Proprietary Information. Notwithstanding any provision in this Section 9 to the contrary, nothing herein shall prevent Employee from making use of the policies, procedures, trade secrets, customer lists, or other Proprietary Information of Employer in connection with any business which Employee is specifically permitted to continue to operate under the Covenant Not To Compete entered into between Employee, Hawthorn, and BCC pursuant to the terms of the Stock Purchase Agreement and the Merger Agreements. The obligations of Employee under this Section 9 shall expire two years following the termination or expiration of the term of this Agreement.

         10. INTERPRETATION. It is expressly understood and agreed that although Employee considers the restrictions contained in Section 9 hereof reasonable for the purpose of preserving for Employer and/or BCC's proprietary rights, business value as a going concern and goodwill, if a final judicial determination is made by a court having jurisdiction that the time or any other restriction contained in Section 9 is an unenforceable restriction against Employee, the provision containing such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

         11. REMEDIES.

             (a) INDEMNIFICATION BY EMPLOYEE. Employee expressly agrees to indemnify and hold harmless Employer, its subsidiaries and affiliates, directors and officers from and with respect to any and all loss, damage, expense or cost (including reasonable attorneys' fees and disbursements attendant thereto) arising out of or in any way connected with Employee's material breach of any covenant herein contained.

             (b) INDEMNIFICATION BY EMPLOYER. Employer expressly agrees to indemnify and hold harmless Employee and Employee's heirs and personal representatives from and with respect to any and all loss, damage, expense or cost (including reasonable attorneys' fees and disbursements attendant thereto) arising out of or in any way connected with Employer's material breach of any covenant herein contained.

             (c) INJUNCTIVE RELIEF. Employee acknowledges and agrees that Employer's remedy at law for a breach or threatened breach of any of the provisions of Section 9 hereof would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach



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by Employee of any of the provisions of Section 9 hereof it is agreed that, in addition to its remedy at law, Employer shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy on breach or threatened breach, and consequently agrees, on any such breach or threatened breach, to the granting of injunctive relief prohibiting Employee's engaging in any Business Activities other than as specifically provided for in this Agreement. Nothing herein contained shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach.

         12. NOTICES. All notices, requests, demands, directions and other communications required or permitted under the provisions of this Agreement, or otherwise with respect hereto, shall be in writing and shall be: (i) mailed by first class registered or certified mail, return receipt requested, postage prepaid, (ii) sent by next day business courier (such as Federal Express or the like), (iii) personally delivered or (iv) transmitted by fax, telegram or telex (with a hard copy to follow within 24 hours by first class registered or certified mail, return receipt requested, postage prepaid, or by next day business courier [such as Federal Express or the like], or by personal delivery), as follows:

             If to Employer, to:

             Foster Health Care Group, Inc.
             426 South Jefferson
             Springfield, MO  65806-2351
             Attn:  John Foster

             With a required copy to:

             Balanced Care Corporation
             3507 Market Street
             Suite 202
             Camp Hill, PA  17055

             If to Employee, to:

             Foster Health Care Group, Inc.
             426 South Jefferson
             Springfield, MO  65806-2351
             Attn:  John Foster



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             If to BCC, to:

             Balanced Care Corporation
             3507 Market Street
             Suite 202
             Camp Hill, PA  17055

or to such other address(es) or to the attention of such other person(s) and officer(s) as the addressee of any such notice shall have previously furnished to the sender in writing. Each notice or communication which shall be transmitted in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is sent to the addressee (with return receipt, delivery receipt [or with respect to a telex the answer back, or a fax the activity report] being deemed conclusive evidence of such mailing, transmission or delivery), or at such time as delivery is refused by the addressee on presentation.

         13. ASSIGNMENT.

             (a) BY EMPLOYEE. Employee acknowledges that the services to be rendered by Employee hereunder are unique and personal; and, accordingly, Employee may not assign any of Employee's rights or delegate any of Employee's duties or obligations under this Agreement.

             (b) BY EMPLOYER. Pursuant to the Foster Purchase Agreement (as defined in the Stock Purchase Agreement), BCC has agreed to acquire substantially all of the assets of Employer, including Employer's rights under this Agreement, effective on the earlier of eighteen months following the Effective Closing Date as defined in the Stock Purchase Agreement or on such earlier date as the assets of Employer shall be transferred to BCC (the "Employer Transfer Date"). BCC may also assign the right to acquire such assets to an affiliate of BCC pursuant to the Foster Purchase Agreement. The parties agree that unless BCC shall be relieved of its obligations pursuant to Section 13(e), BCC shall become obligated under either Section 13(c) or 13(d) below on the Employer Transfer Date.

             (c) ASSIGNMENT TO BCC. Effective on the Employer Transfer Date and provided that BCC shall not have notified Employee in writing not later than thirty days prior to the Employer Transfer Date that BCC wishes to reject the following assignment, Employer hereby assigns, transfers, and sets over unto BCC all of Employer's rights and obligations arising under this Agreement, to have and to hold the same unto BCC, its successors, and assigns, from and after the Employer Transfer Date, subject to the covenants, conditions, and limitations contained in this Agreement. Effective on the Employer Transfer Date and provided that BCC shall not have notified Employee in writing not later than thirty days prior to the Employer Transfer Date that BCC wishes to reject the foregoing assignment, BCC hereby accepts the assignment of this Agreement from Employer and hereby assumes and agrees to perform each and every one of the terms, conditions, and covenants of this Agreement to be performed on the part of the Employer from and after the Employer Transfer Date.



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             (d) GUARANTY. The guaranty by BCC pursuant to this Section 13(d)
shall become effective upon the Employer Transfer Date unless (i) BCC shall be relieved of its obligations pursuant to Section 13(e) below or (ii) unless the assignment in Section 13(c) shall become effective. If the obligation of BCC to guarantee the obligations of Employer shall become effective pursuant to the foregoing sentence, BCC agrees as follows:

                  (i) In consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BCC hereby absolutely and unconditionally guarantees the full and timely performance, payment, and satisfaction of each and every representation, warranty, term, condition, covenant, obligation, agreement, indemnity, and/or obligation of Employer under this Agreement to be performed on or after the Employer Transfer Date (the "Guarantee Obligations").

                  (ii) This is a guaranty of payment and not of collection. This is a continuing, absolute and unconditional guarantee and it shall continue in force until all Guarantee Obligations are fully satisfied. This guaranty is absolute and is not affected by extensions granted to Employer, its assigns or successors, nor by any acts or omissions whatsoever by BCC relative to the Guarantee Obligations. Notice of the acceptance of this guaranty by Employee is hereby waived by BCC.

                  (iii) Upon any default in the satisfaction of the Guarantee Obligations covered by this guaranty, or any part thereof when due, Employee may, if Employee so desires, proceed directly against BCC without first taking any steps against Employer or any assigns or successors of Employer and without any prior demand or notice. BCC agrees to pay all amounts due hereunder without setoff or counterclaim.

                  (iv) The liability of BCC hereunder shall not be affected by:

                       (1) The renewal, extension, modification or termination of this Agreement by lapse of time or otherwise (all of which are hereby authorized by BCC) or a release or limitation of the liability of Employer in any bankruptcy or insolvency proceeding.

                       (2) Any extension in the time for making any payment due under this Agreement or acceptance of partial payment from Employer to any person or entity.

                       (3) The failure during any period of time whatsoever of Employee to attempt to collect any amount due or the revocation, termination, release, or failure to pursue or enforce any of the Guarantee Obligations under this Agreement or to exercise any remedy available under this Agreement in the event of a default in the performance by Employer of the terms of this Agreement.

                       (4) Employee's consent to any assignment(s) or successive assignments of this Agreement or any assignment, purchase, like-kind exchange, subletting, or successive subletting of any of the Combined Companies.



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                       (5) Any assignment or successive assignments of BCC's
interest under the Stock Purchase Agreements (whether absolute or as collateral).

                  (v) BCC hereby expressly waives:

                       (1) Notice of acceptance of this guaranty.

                       (2) Presentment, demand, notice of dishonor, protest and notice of protest, and all other notices whatsoever, including, without limitation, notice of any event or matter described in Section 13(d)(iv) hereof.

                       (3) Any and all claims or defenses based upon lack of diligence in:

                           (A) the collection of any amount the payment of
which is guaranteed hereby or any collection of any amount due hereunder; or

                           (B) the discharge, liquidation, or reorganization of
Employer in bankruptcy or the rejection of the Stock Purchase Agreement by a trustee in bankruptcy.

                       (4) Any right to require Employee to proceed against any Employer or any other person or entity.

                  (vi) All remedies of Employee hereunder shall be in addition to, and exercisable consecutively or concurrently in any combination with, any and all remedies available to Employee by operation of law or under the Stock Purchase Agreement and Employee may exercise Employee's remedies hereunder without the necessity for any suit or proceedings of any kind or nature against Employer and without the necessity of any notice to Employer or BCC, or either of them, of nonpayment, nonobservance, nonperformance or other default by Seller under the Stock Purchase Agreement.

                  (vii) The obligations of Employer shall terminate on the date the guaranty by BCC shall become effective.

              (e) EXCEPTIONS. BCC shall be relieved of its obligations under
Section 13(c) and 13(d) if (i) there has been an event of default on the part of Employee hereunder or under the Stock Purchase Agreement or any Other Agreement and such condition shall have continued for a period of sixty calendar days following notice of such condition in writing to Employee or (ii) this Agreement has previously been terminated, except for a termination pursuant to Section 6(a)(ii), 6(b)(ii), or 6(b)(iii).

         14. WAIVER OF BREACH. The waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach hereunder. No waiver shall be valid unless in writing and signed by the party granting such waiver.



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

         15. ENFORCEMENT; COSTS. If any of the parties hereto brings an action at law or other proceeding against any other party to enforce any of the terms or conditions hereof, or by reason of any breach or default hereunder, the party prevailing in any such action or proceeding shall be paid all of its costs and attorneys' fees by the non-prevailing party.

         16. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and may not be waived, changed, modified, extended or discharged orally but only by an agreement in writing, signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought.

         17. COOPERATION. Employee agrees to use his/her best efforts to maintain a good working relationship with the corporate offices and management of Employer.

         18. SURVIVAL. Any termination of this Agreement shall not affect the provisions of Sections 9, 10, 11, or 13 hereof, which shall survive such termination in accordance with their terms, except as otherwise provided herein.

         19. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and enforceable.

         20. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, including its statutes of limitations, but without regard to its conflict of laws provisions.

         21. HEADINGS. The Section headings used in this Agreement are for the convenience of reference only, and shall not control or affect the meaning or construction, or limit the scope or intent, of any provisions of this Agreement.

         22. COUNTERPARTS. This Agreement may be executed in several counterparts or with counterpart signature pages, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WITNESS/ATTEST:                    EMPLOYER:

                                   FOSTER HEALTH CARE GROUP, INC.

/s/ J. Kaye Foster-Gibson          By: /s/ Bill R. Foster, Sr.
_____________________________       ____________________________
                                   Name:  Bill R. Foster ,Sr.
                                   Title:         President

WITNESS/ATTEST:                    EMPLOYEE:

/s/ Gregory A. Smith               /s/ John D. Foster
_____________________________      ________________________________
                                   John D. Foster

WITNESS/ATTEST:                    BCC:
                                   BALANCED CARE CORPORATION


/s/ Brad E. Hollinger              By:/s/ Robin L. Barber
_____________________________      ________________________________

                                   Name: Robin L. Barber
                                   Title: Assistant Secretary



                                     - 13 -